Exhibit T3A.3

CERTIFICATE OF INCORPORATION

OF

MULTIBAND FIELD SERVICES, INCORPORATED

(As amended through May 31, 2013)

The undersigned, acting as incorporator of a corporation under the Delaware General Corporation Law, adopts the following Certificate of Incorporation for such corporation:

ARTICLE I

The name of the corporation shall be Multiband Field Services, Incorporated.

ARTICLE II

The address of the initial registered office of the corporation is 1013 Centre Road, Wilmington, DE 19805-1297, and the name of the initial registered agent at such address is Corporation Service Company in New Castle County.

ARTICLE III

The existence of this corporation shall commence upon the filing of the corporation’s Certificate of Incorporation, and its duration shall be perpetual unless sooner dissolved by action of its shareholders in accordance with the laws of the State of Delaware.

ARTICLE IV

The purposes for which the corporation is formed are to engage in any and all lawful business for which corporations may now or hereafter be incorporated under the Delaware General Corporation Law, and to exercise any and all powers that corporations may now or hereafter exercise under the Delaware General Corporation Law.

ARTICLE V

The aggregate number of shares of capital stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, all of which are to be without par value.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, amend and repeal the corporation’s Bylaws.

ARTICLE VII

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of such director’s duties as a director except for the following:

(1) Any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2) Acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

(3) Voting for or assenting to an unlawful distribution to shareholders as prohibited by Section 174 of the Delaware General Corporation Law; or

(4) Any transaction from which the director derives an improper personal benefit.

If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII

The name and address of the incorporator of the corporation is J. Mel Camenisch, Jr., 201 E. Main Street, Suite 1000, Lexington, Kentucky 40507.

ARTICLE IX

Any and all transfers of stock of this corporation must be made by an officer and/or the general counsel of this corporation and must be made on the books of this corporation.

I, THE UNDERSIGNED, being the incorporator for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 7th day of August, 2000.

/s/ J. MEL CAMENISCH, JR.
J. MEL CAMENISCH, JR.